Exhibit 99.3

Unaudited pro forma combined statement of income of Kanbay International, Inc.
for the year ended December 31, 2005.

The following unaudited pro forma combined statement of income of Kanbay International, Inc. (“Kanbay” or the “Company”) has been prepared to give effect to the Company’s acquisition of Adjoined Consulting, Inc. (“Adjoined”) assuming the acquisition had occurred on January 1, 2005.

We have engaged independent appraisers to assist us in determining the fair values of tangible and intangible assets acquired in the Adjoined acquisition. We have allocated the total purchase price to the assets and liabilities using preliminary estimates of their fair value including the work performed to date by the independent appraisers. The actual allocation of purchase cost and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

The Adjoined acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No.141, Business Combinations. Under the purchase method of accounting, the total purchase price will be allocated to the assets acquired and liabilities assumed of Adjoined based on respective fair values.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. In determining the appropriate interest rate for our variable rate credit facility, we have applied the interest formula in our credit facility to the interest indices in effect during the pro forma period presented. The notes to the unaudited pro forma combined statement of income provide a detailed discussion of how such adjustments were derived.

No pro forma adjustments have been made to the historical financial statements for the Company’s March 2005 acquisition of Accurum Inc. and Adjoined’s May 2005 acquisition of Sapphire Consulting Company and September 2005 acquisition of Gazelle Consulting, Inc. These acquisitions were not considered significant for the purposes of the pro forma combined statement. The unaudited pro forma combined statement of income does not include potential cost savings from operating efficiencies or synergies that may result from the Adjoined acquisition.

The unaudited pro forma statement of income does not purport to represent what the results of operations would actually have been had the Adjoined acquisition in fact occurred on January 1, 2005 or to project the results of operations for any future period.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME OF KANBAY INTERNATIONAL, INC.

For the Year Ended December 31, 2005

(dollars in thousands, except share and per share amounts)

	Kanbay International, Inc. Historical	Adjoined Consulting, Inc. Historical	Pro Forma Adjustments		Pro Forma
Net revenues—related parties	$149,030				$149,030
Net revenues—third parties	81,447	$101,009			182,456
Total revenues	230,477	101,009			331,486
Cost of revenues	121,198	70,208	$1,375	(a)	192,781
Gross profit	109,279	30,801	(1,375)		138,705
Sales and marketing expenses	18,791	2,355			21,146
General and administrative expenses	39,231	17,497	825	(b)	57,553
Stock compensation expense	337	17,407		(c)	17,744
Total selling, general and administrative expenses	58,359	37,259	825		96,443
Depreciation and amortization	9,353	2,620	636	(d)	12,609
Loss on sale of fixed assets	234	—			234
Income (loss) from operations	41,333	(9,078)	(2,836)		29,419
Other income (expense):
Interest expense	(12)	(607)	(4,623	)(e)	(5,242)
Interest income and other income	2,235	388	(335	)(f)	2,288
Foreign exchange loss	(1,267)	—			(1,267)
Equity in earnings of affiliate	1,485	—			1,485
Gain on sale of net assets	270	—			270
Other, net	571	—			571
	3,282	(219)	(4,958)		(1,895)
Income (loss) before income taxes	44,615	(9,297)	(7,794)		27,524
Income tax expense (benefit)	11,475	2,766	(3,118	)(g)	11,123
Net income (loss)	$33,140	$(12,063)	$(4,676)		$16,401
Weighted average number of shares of common stock outstanding	34,120,045		4,254,483	(h)	38,374,528
Effect of dilutive stock options and warrants	3,368,122		—		3,368,122
Denominator for diluted income per share calculation	37,488,167		4,254,483		41,742,650
Income per share of common stock
Basic	$0.97				$0.43
Diluted	$0.88				$0.39
The composition of stock compensation expense is as follows:
Cost of revenues	$46	$3,834			$3,880
Sales and marketing expenses	15	—			15
General and administrative expenses	276	13,573			13,849
	$337	$17,407			$17,744

See accompanying notes to unaudited pro forma combined statement of income.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

(dollars in thousands, except share amounts)

1.   Basis of presentation

Our unaudited pro forma combined statement of income for the year ended December 31, 2005 presents our combined results of operations assuming that the Adjoined acquisition and the new credit facility to finance the acquisition had been completed on January 1, 2005. In our opinion, this statement includes all material adjustments necessary to reflect, on a pro forma basis, the impact of the Adjoined acquisition and the new credit facility on our historical results of operations. The pro forma adjustments set forth in the unaudited pro forma combined statement of income are described more fully in Note 2, “Pro forma adjustments” below.

The unaudited pro forma combined statement of income should be read in conjunction with the Company’s historical audited consolidated financial statements and accompanying notes for the period ended December 31, 2005 in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006 and Adjoined’s audited financial statements for the period ended December 31, 2005, which are incorporated by reference herein as Exhibit 99.2. The impact of the Adjoined acquisition is reflected in the Company’s unaudited consolidated balance sheet as of March 31, 2006 included in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2006.

2.   Pro forma adjustments

The unaudited pro forma combined statement of income gives effect to the pro forma adjustments:

(a)            Cost of revenues — In connection with the Adjoined acquisition, a stay incentive program was established to assist in retaining certain key Adjoined employees. The first year cost of this program is $2,200, of which $1,375 relates to employees responsible for providing revenue producing services.

(b)           General and administrative expenses — The balance of the first year cost of the stay incentive program, or $825, relates to employees responsible for administrative services. There is an estimated $1,400 of first year integration costs as a result of the Adjoined acquisition which are not reflected in the pro forma adjustments as a material non-recurring charge and which will be reflected in the Company’s income within the 12 months following the transaction.

(c)            Stock compensation expense — During 2005, Adjoined entered into a program, for certain holders of Adjoined stock options which resulted in a change to variable accounting for the Adjoined stock option program. Under the assumption that the acquisition was completed prior to the change in the Adjoined stock option program there would have been no Adjoined stock compensation expense in 2005. All Adjoined equity and stock options were settled prior to the completion of the acquisition. While this material charge does not have a continuing impact following the transaction it is not directly attributable to the transaction and no pro forma adjustment of $17,407 is included.

(d)           Depreciation and amortization — The preliminary purchase accounting has estimated the following intangible assets, estimated lives and first year amortization expense as follows:

	Preliminary valuation	Estimated life in years	First year amortization
Non-compete agreements	$1,314	3	$438
Customer relationships	9,912	16	620
Backlog of existing business	721	3	240
Pipeline of current opportunities	1,766	3	589
Total	$13,713		1,887
Elimination of Adjoined amortization of intangibles			(1,251)
Pro forma adjustment to depreciation and amortization			$636

(e)            Interest expense — The Adjoined acquisition resulted in the financing of a portion of the purchase price with a new credit facility and the repayment of all outstanding Adjoined debt prior to the acquisition. The effect on interest expense is as follows:

Period	Principal Outstanding	Interest Rate	Interest expense for the period
January 1 to March 31, 2005	$98,000	4.50%	$1,102
April 1 to June 30, 2005	96,750	4.75%	1,162
July 1 to September 30, 2005	95,500	5.25%	1,281
October 1 to December 31, 2005	94,250	5.75%	1,385
Amortization of deferred financing costs of new credit facility			300
Pro forma interest expense			5,230
Elimination of Adjoined historical interest expense			(607)
Pro forma adjustment to interest expense			$4,623

Amounts outstanding under the credit facility are expected to bear interest at LIBOR plus 150 basis points. Deferred financing costs of approximately $1,500 were incurred in connection with the new credit facility. Such costs will be amortized on a straight line basis, which approximates the interest method, over the term of the related indebtedness. An increase or decrease of 1/8% in the interest rate of the debt would change pro forma interest expense for the year ended December 31, 2005 by $122.

(f)              Interest income — The Adjoined acquisition did not include cash balances as Kanbay paid the former Adjoined stockholders for such cash balances as part of the acquisition. As a result, interest income earned during 2005 is decreased by $335 due to the reduction in cash otherwise available.

(g)           Income tax expense (benefit) — The adjustment of income tax expense (benefit) has been computed at an effective rate of 40%.

(h)           Weighted average number of shares of common stock outstanding — Reflects the additional shares issued in connection with the acquisition. No stock options or other potentially dilutive securities were issued to Adjoined employees at the time of the acquisition.